Exhibit 5

           [LETTERHEAD OF PAINE, HAMBLEN, COFFIN, BROOKE & MILLER LLP]


                                        March 31, 2000


Avista Corporation
1411 East Mission Avenue
Spokane, WA 99202

Dear Sirs:

          We are acting as counsel for Avista Corporation (the "Company") in connection with the proposed offering by it of shares of its Common Stock, without par value (the "Stock"), and the preferred share purchase rights appurtenant thereto (the "Rights"), pursuant to the terms of the Company's Investment and Employee Stock Ownership Plan for Employees of Avista Corporation (the "Plan"), as contemplated by the registration statement on Form S-8 proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof for the registration of the Stock and the Rights under the Securities Act of 1933, as amended (the "Act"), said registration statement, as it may be amended, being hereinafter called the "Registration Statement."

          We are of the opinion that:

               I. The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington.

               II. The Company's Board of Directors has taken such actions as may be necessary to authorize the offer and sale of the Stock on the terms set forth in or contemplated by the Plan and to authorize such other action as may be necessary in connection with the consummation of the offer and sale of the Stock.

          We are further of the opinion that, subject to the qualifications hereinafter expressed:

               III. With respect to authorized but unissued shares of Stock to be issued and sold pursuant to the Plan, when

                    (a) The Washington Utilities and Transportation Commission,
               the California Public Utilities Commission, the Idaho Public Utilities Commission and the Public Utility Commission of Oregon shall have issued, pursuant to applications filed or to be filed by the Company with said regulatory authorities, appropriate orders authorizing the issuance and sale by the Company of authorized but unissued shares of Stock pursuant to the terms of the Plan, and

                    (b) such Stock shall have been issued, sold and delivered by the Company pursuant to the Plan, all as contemplated by, and in conformity with, the acts, proceedings and documents referred to above,


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               such Stock will have been validly issued and will be fully paid and nonassessable and such Rights will have been validly issued.

          Section 23B.06.240 of the Washington Business Corporation Act permits Washington corporations to enter into shareholder rights plans, such as the Rights Agreement, and to issue rights thereunder, such as the Rights.

          We note that we are not aware of any court decisions applying the law of the State of Washington that address plans similar to the Rights Agreement, and that, as a consequence, it is difficult to predict how a court applying such law would rule with respect to the due authorization and valid issuance of the Rights. We have concluded that a court applying the law of the State of Washington, when presented with novel questions concerning matters such as the authorization and issuance of the Rights, after giving effect to reported court decisions concerning the "business judgment rule" under Washington law, most likely would look to and apply the corporate law of the State of Delaware. Accordingly, the opinions relating to the Rights expressed in the immediately preceding paragraph are based upon such conclusion. We do not herein express any opinion as to the enforceability of the Rights or the Rights Agreement under the law of the State of Washington.

          We are members of the bar of the State of Washington, California, Idaho, Montana and Oregon and do not hold ourselves out as experts on the laws of any other state.

          We hereby authorize and consent to the use of this opinion as Exhibit 5 to the Registration Statement, and authorize and consent to the references to our firm in the Registration Statement.



                                        Very truly yours,

                                        PAINE, HAMBLEN, COFFIN,
                                             BROOKE & MILLER LLP

                                             /s/Lawrence R. Small

                                             Lawrence R. Small


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